Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 33-51991 pertaining to the 1994 and 1995 Stock Grants to Union Employees,

•	Form S-8 No. 33-51081 pertaining to the 1993 National Steel Corporation Long Term Incentive Plan,

•	Form S-8 No. 33-51083 pertaining to the 1993 National Steel Corporation Non-Employee Director’s Stock Option Plan, and

•	Form S-8 No. 33-61087 pertaining to the National Steel Retirement Savings Plan and National Steel Represented Employee Retirement Savings Plan;

of our report dated January 25, 2000, with respect to the consolidated financial statements of National Steel Corporation and subsidiaries included in the Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 1999.

ERNST & YOUNG LLP

Indianapolis, Indiana
April 3, 2000